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                                                                    EXHIBIT 11.1

                     COMFORCE CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                      AND EQUIVALENT SHARE OF COMMON STOCK

                    (In thousands except per share amounts)

                                                                          Nine Months Ended
                                                                    ------------------------------
Line                                                                September 30,   September 30,
----                                                                     1996            1995
Average Shares Outstanding                                          --------------  --------------
1.  Weighted average number of shares of Common stock
    outstanding during the period                                            9,548           3,321

2.  Net additional shares assuming stock options and warrants
    exercised and proceeds used to purchase treasury shares                 2,668              --

3.  Net additional shares upon conversion of Series E preferred
    stock (a common stock equivalent)                                         887              --

4.  Weighted average number of shares and equivalent shares of common stock outstanding during the period for primary
    earnings per share.                                                    13,103           3,321

5.  Net additional shares upon Conversion of Series D preferred
    shares.                                                                   584              --

6.  Weighted average number of shares and equivalent shares of common stock outstanding during the period for fully diluted
    earnings per share.                                                    13,687           3,321



EARNINGS (LOSS)

7.   Earnings (loss) before extraordinary credit and dividends on         $   907       ($20,286)
     preferred stock
8.   Extraordinary credit                                                      --      ($  6,657)
9.   Less dividends of Series D preferred shares                          $ (175)              --
10.  Less dividends on Series E preferred shares                          $  (18)              --
11.  Earnings (loss) after preferred dividends or extraordinary
     credit                                                               $   714      ($ 13,629)
12.  Add dividends on Series E preferred shares                           $    18              --
13.  Amount per share computation                                         $   732      ($ 13,629)
14.  Add dividends on Series D preferred shares                           $   175              --
15.  Amount per share computation                                         $   907      ($ 13,629)

PER SHARE AMOUNTS

Primary Earnings (loss) per share computation
  (line 13 / line 4)                                                        $0.06         ($4.10)

Fully diluted earnings (loss) per share computation
  (line 15 /  line 6)                                                       $0.07         ($4.10)


Earnings (loss) per share is computed by dividing net earnings (loss), less preferred stock dividends (if not a common stock equivalent), by the weighted average number of shares of common stock and common stock equivalents (stock options and warrants), unless anti-dilutive, outstanding during the period.